EXHIBIT 10.39a
January 19, 1996

Ms. Marystephanie Corsones
Vice President of Finance and
Chief Financial Officer
The WellCare Management Group, Inc.
P.O. Box 4059
Kingston, NY 12401

Via Facsimile
914-334-7820

RE: Modification to two of the Financial Loan Covenants governing the $15,000,000.00 Revolving Credit Facility between The WellCare
Management Group, Inc. and Key Bank of New York.

Dear Marystephanie:
Key Bank of New York has modified the Leverage and Debt Service
Coverage covenant tests as follows:

The Leverage Ratio (as defined in the June 28, 1995 Loan
Agreement) shall be maintained at less than 2.45:1 as measured as of the March 31, 1996 10-Q quarter end report. The Leverage Ratio will then step down as of each subsequent quarter and through the May 31, 1997 facility maturity date as follows:

June 30, 1996 2.35:1
September 30, 1996 2.25:1
December 31, 1996 2.10:1
March 31, 1997 2:00:1

The Debt Service Coverage Ratio (as defined in the June 28, 1995
Loan Agreement) shall be maintained at 1.65:1 or greater as measured on the quarterly 10-Q and annual 10-K commencing March
31, 1996.

All other terms, conditions, and covenants related to the $15,000,000.00 credit facility remain unchanged.

Sincerely,
KEY BANK OF NEW YORK
/s/ Robert J. Bojdak/cdl
Robert J. Bojdak
Senior Vice President
/RB/djw